UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2016

NetApp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27130	77-0307520
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

495 East Java Drive

Sunnyvale, CA 94089

(Address of principal executive offices) (Zip Code)

(408) 822-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 9, 2016, NetApp, Inc., a Delaware corporation (“Seller”), and Google Inc., a Delaware corporation (“Buyer”), entered into an Agreement of Purchase and Sale and Joint Escrow Instructions (as amended, the “Purchase Agreement”). Seller and Buyer amended the Purchase Agreement on March 11, 2016. The Purchase Agreement relates to the sale by Seller and purchase by Buyer of the following properties and related land in Sunnyvale, California: (i) an approximately 46,170 square foot building located at 1299 Orleans Drive; (ii) an approximately 42,624 square foot building located at 1277 Orleans Drive; (iii) an approximately 95,464 square foot building located at 1260 Crossman Avenue; (iv) an approximately 125,648 square foot building located at 1240 Crossman Avenue; (v) an approximately 110,160 square foot building located at 549 Baltic Way; (vi) an approximately 88,320 square foot building located at 641 Baltic Way; (vii) an approximately 43,372 square foot building located at 611 Baltic Way; and (viii) an approximately 43,372 square foot building located at 633 Caribbean Drive (collectively, the “Property”).

The total purchase price for the Property is $250 million. Subject to due diligence, certain termination rights and customary closing conditions, the sale of the Property is expected to close prior to April 12, 2016, and in no circumstance, later than April 22, 2016. Pursuant to the Purchase Agreement, Seller, as tenant, shall lease back from Buyer, as landlord, portions of the Property on terms to be agreed.

The foregoing does not constitute a complete summary of the terms of the Purchase Agreement. The Purchase Agreement will be filed with the Company’s Annual Report on Form 10-K for the current fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETAPP, INC.

Date: March 15, 2016	By:	/s/ Matthew K. Fawcett
Matthew K. Fawcett Senior Vice President, General Counsel and Corporate Secretary